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                                                                    Exhibit 99.1


                      LUCILLE FARMS, INC. ANNOUNCES RESULTS
                       FOR THE QUARTER ENDED JUNE 30, 2005


 MONTVILLE, NJ--AUGUST 15, 2005--LUCILLE FARMS, INC. (NASDAQ-LUCY) a manufacturer and marketer of low moisture mozzarella cheese (including whole milk, part skim and reduced fat low moisture mozzarella cheese) and pizza cheese today announced its results for the first quarter of its fiscal year ending June 30, 2005.

                                               Three Months Ended
                                                    June 30
                                                   Unaudited
                                           2005                2004
                                           ----                ----

Net Sales                               $10,899,000        $12,964,000
Net (loss) Income                       $(574,000)           $476,000
Income (loss) per share                   $(0.17)             $0.15
Diluted                                   $(0.17)             $0.15
Shares basic                             3,353,937          3,137,937
Diluted                                  3,353,937          3,137,937


Net loss for the first quarter ended June 30, 2005 was $574,000 compared to a net income of $475,000 for the comparable period in 2004. The results for the quarter were down significantly from 2004 due to generally lower dollar sales caused by lower market prices (the CME Block market averaged only $1.51 in 2005 compared to $1.95 in 2004), a continuing squeeze on the spread between the selling price of cheese and the cost of milk (which spread remained lower than historical averages, as it did for most of the fiscal year ended March 31,
2005), and high protein costs, all of which led to a much lower gross profit for the first quarter of 2005 compared to 2004. This was compounded by a significant decrease in the number of pounds of cheese sold during the month of June due to a general weakness in the food service sector of the Company's business, the conclusion of a USDA contract in May, and the end of the school year and school business conducted by the Company. This decrease in pounds of cheese sold during the month of June led to a negative gross profit margin for the month as manufacturing overhead remains generally fixed.

Despite the loss, the first quarter showed some positive signs. Cheese prices appeared to stabilize, and the spread between the selling price of cheese and the cost of milk actually improved on a month to month basis. In fact, April showed a relatively modest loss and May a modest profit. Also, sales have rebounded significantly in July and August due in part to the Company entering into a new USDA contract which began in July and a rebound in the food service sector of the Company's business.

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In order to improve the Company's gross margins, it has developed a business plan designed to reduce its dependency on the spread between the selling price of cheese and the cost of milk. The plan calls for various capital improvements that will significantly reduce the cost of producing cheese and change the type of whey produced by the Company to whey protein concentrate for human and animal consumption. The capital improvements needed to achieve the business plan will require an infusion of capital of approximately $8,000,000. Discussions are currently underway with St. Albans Cooperative, the Company's milk supplier, the Vermont Economic Development Authority, the United States Department of Agriculture, the Franklyn County Economic Development Authority, the Village of Swanton, Vermont, UPS Business Credit, LLC and LaSalle Business Credit, LLC to structure a financing package that would provide a portion of such financing as well as strengthen the Company's balance sheet. Also, the Company is having conversations with a potential joint venture partner that would provide the necessary financing to modify the Company's whey facility. However, there can be no assurance that such a financing package or joint venture will be forthcoming.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to improving trends and future profitability. Such forward-looking statements involve risks and uncertainties that may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements.

Contact: Jay Rosengarten, CEO
         973-334-6030